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                                                                    EXHIBIT 3.1

                    RESTATED ARTICLES OF INCORPORATION

                                    OF

                               FISERV, INC.

  The following Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, shall supersede and take the place of the heretofore existing Articles of Incorporation of Fiserv, Inc. and all amendments thereto:

                                ARTICLE I

  The name of the Corporation is Fiserv, Inc.

                                ARTICLE II

  The Corporation is incorporated under the provisions of Chapter 180 of the Wisconsin Statutes.

                               ARTICLE III

  The total number of shares of stock which the Corporation shall have authority to issue is 175,000,000 shares, of which 150,000,000 shares shall be designated Common Stock, having a par value of $.01 per share; and, 25,000,000 shares shall be designated as Preferred Stock, having no par value per share. Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock in one or more series of any number of shares and, in connection with the creation of such series, to fix, by resolution providing for the issue of shares thereof, the voting rights, if any; the designations, preferences, limitations and relative rights of such series in respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable upon such series in the event of voluntary or involuntary liquidation; sinking fund provisions for the redemption or purchase of such series of shares; and, if the shares of any series are issued with the privilege of conversion, the terms and conditions on which such series of shares may be converted. In addition to the foregoing, to the full extent now or hereafter permitted by Wisconsin law, in connection with each issue thereof, the Board of Directors may at its discretion assign to any series of the Preferred Stock such other terms, conditions, restrictions, limitations, rights and privileges as it may deem appropriate. The aggregate number of preferred shares issued and not cancelled of any and all preferred series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter of descriptive words or both.

                                ARTICLE IV

  The street address of the Corporation's registered office is Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045. The name of the Corporation's registered agent at that office is Charles W. Sprague.

                                ARTICLE V

  The purpose of the Corporation is to engage in any lawful business for which corporations may be organized under the Wisconsin Business Corporation Law.

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                                ARTICLE VI

  In furtherance and not in limitation of the powers conferred by the laws of the State of Wisconsin, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the shareholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

                               ARTICLE VII

  The terms of the Board of Directors shall be staggered by dividing the total number of directors into three groups, in accordance with Section 180.0806 of the Wisconsin Business Corporation Law.

                               ARTICLE VIII

  Any action required to be taken at any annual or special meeting of shareholders or any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

                               CERTIFICATE

  1. The foregoing Restated Articles of Incorporation do not contain an amendment to the Articles of Incorporation and was adopted by the Board of Directors on March 31, 1997.

  2. The foregoing Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of issued shares of the corporation.

  3. The foregoing Restated Articles of Incorporation were adopted in accordance with Section 180.1007 of the Wisconsin Business Corporation Law.

  Dated as of the 11th day of April, 1997.

                                          FISERV, INC.



                                          By     /s/ Leslie M. Muma
                                            ------------------------------

                                               Leslie M. Muma, President and
                                               Chief Operating Officer

ATTEST:



   /s/ Charles W. Sprague
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  Charles W. Sprague, Secretary

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  This instrument was drafted by and should be returned to:

                            ELAINE SUTTON EKES

                                 PARALEGAL

                         MICHAEL, BEST & FRIEDRICH

                        100 EAST WISCONSIN AVENUE,

                                SUITE 3300

                        MILWAUKEE, WISCONSIN 53202

                              (414) 271-6560

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